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EXHIBIT 21.1


                      PRICE ENTERPRISES, INC. SUBSIDIARIES
                             AS OF SEPTEMBER 3, 1995





PRICE VENTURES, INC., a Delaware corporation, wholly-owned by Price Enterprises, Inc.


PRICE REAL ESTATE, INC., a Delaware corporation, wholly-owned by Price Enterprises, Inc.


OLD MC, INC., a Delaware corporation, wholly-owned by Price Enterprises, Inc.


PRICE GLOBAL TRADING, INC., a Delaware corporation, 51% owned by Price Enterprises, Inc.


PRICE QUEST, INC., a Delaware corporation, 51% owned by Price Enterprises, Inc.


VENTURES SERVICES, INC., a Delaware corporation, wholly-owned by Price Ventures, Inc.





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